EXHIBIT 11

                          PARKER-HANNIFIN CORPORATION

                               FORM 10-Q/A No. 1
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                (Dollars in thousands, except per share amounts)
                                  (Unaudited)



                                                         Three Months Ended
                                                            September 30,
                                                        1994           1993

Net income (loss) applicable to common shares    $    43,649    $    16,065


Weighted average common shares outstanding
  for the period                                  48,968,837     48,616,195
Increase in weighted average from dilutive
  effect of exercise of stock options                336,702        204,623
Weighted average common shares, assuming
  issuance of the above securities                49,305,539     48,820,818

Earnings per common share:
     Primary                                     $       .89    $       .33
     Fully diluted (A)                           $       .89    $       .33



(A)  This calculation is submitted in accordance with Regulation S-K
     Item 601(b)(11) although not required for income statement presentation because it results in dilution of less than 3 percent.